UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

–––––––––––––

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)
Registrant's telephone number, including area code: (914) 272-8080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 16, 2010, subsidiaries of Retail Opportunity Investments Corp. (the "Company") completed the acquisition of a shopping center located in Chino Hills, California known as Gateway Village from Grand Gateway I, LLC, Grand Gateway II, LLC and Grand Gateway III, LLC (collectively, the “Gateway Sellers”), an unaffiliated third party.  The net purchase price for Gateway Village was approximately $34.0 million. Included in the net purchase price was the assumption of three existing mortgage loans (the “Gateway Loans”) with an aggregate outstanding principal balance of approximately $21.8 million.  The Gateway Loans bear interest at a range of 5.6% to 6.1% per annum with maturity dates ranging from February 2014 to July 2016.  The remainder of the net purchase price was funded in cash.

Set forth in Item 9.01 are financial statements prepared pursuant to Rule 3-14 of Regulation S-X relating to the acquisition of Gateway Village, which individually is not considered significant within the meaning of Rule 3-14.

Item 9.01 Financial Statements and Exhibits.

(a)      Financial Statements of Business Acquired.

Gateway Village

•	Independent Auditors’ Report

•	Statement of Revenues and Certain Expenses for the Year Ended December 31, 2010

•	Notes to Statement of Revenues and Certain Expenses for the Year Ended December 31, 2010

(b)      Pro Forma Financial Information.

•	Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010 (Unaudited)

•	Notes to Pro Forma Consolidated Financial Statements (Unaudited)

(c)      Exhibits.

Exhibit No.	Description
23.1	Consent of Independent Auditor.

99.1	Financial statements and pro forma financial information referenced above under paragraphs (a) and (b) of this Item 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: April 15, 2011	By:	/s/ John B. Roche
John B. Roche Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Independent Auditor.

99.1	Financial Statement of Property Acquired and Pro Forma Financial Information.